Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-262019 and 333-262337) and Form S-8 (Nos. 333-30943, 333-15627, 333-50519, 333-66296, 333-90172, 333-118642, 333-126337, 333-137599, 333-183597, 333-189452, 333-191080, 333-196275, 333-198012, 333-199795, 333-204583, 333-206029, 333-212163, 333-213032, 333-218472, 333-221290, 333-225388, 333-226879, 333-231670, 333-233458, 333-238572, 333-249757, 333-251489, 333-262510, 333-266171, 333-272218, 333-276829, 333-281756, and 333-284709) of 8x8, Inc. (the “Company”), of our report dated May 22, 2025, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2025.
/s/ Moss Adams LLP
Campbell, California
May 22, 2025